Exhibit 99.1

For Further Information Contact:

HemoSense, Inc.	Lippert/Heilshorn & Associates
Gordon Sangster, VP Finance & CFO	Don Markley or Brandi Floberg
gsangster@hemosense.com	bfloberg@lhai.com
(408) 240-3794	(310) 691-7100

HEMOSENSE REPORTS FISCAL FOURTH QUARTER 2006 REVENUE UP 45%

Annual Revenue Growth Reaches 85%

Introduces Fiscal Year 2007 Financial Guidance

SAN JOSE, Calif. (November 20, 2006) – HemoSense, Inc. (AMEX: HEM) – a medical device company that develops, manufactures and sells easy-to-use, handheld blood coagulation monitoring systems for use by patients and healthcare professionals in the management of warfarin medication – today reported financial results for the three months and year ended September 30, 2006.

•	Total revenue for the fiscal 2006 fourth quarter was $4.2 million, an increase of 45% from total revenue of $2.9 million in the fiscal 2005 fourth quarter. Domestic revenue was $3.4 million and international revenue was $773,000, representing increases of 58% and 8%, respectively, compared with the fiscal 2005 fourth quarter. Total revenue included $813,000 in revenue for INRatio® meters and accessories, a 35% decline from the fiscal 2005 fourth quarter, and $3.4 million in revenue for INRatio test strips, an increase of 105% from the fiscal 2005 fourth quarter. Total revenue for the fourth quarter of fiscal 2006 was negatively impacted by the timing of significant orders, seasonality in Europe, and temporary supplier issues, which caused some orders to be delayed, but which have since been resolved.

•	HemoSense reported a gross profit of $1.2 million for the quarter, or 28% of total revenue, up from a gross profit of $352,000, or 12% of total revenue, for the fiscal 2005 fourth quarter. The improvement from the prior year was due primarily to higher unit sales and production volumes of test strips, and to process efficiencies. Gross margin improved five percentage points on a sequential quarter basis, reflecting a modification of the meter placement promotional programs that took place during the second and third quarters of fiscal 2006. These programs contributed to HemoSense achieving double digit market share and being firmly established as the No. 2 player in the domestic point-of-care PT/INR market.

•	Operating expenses for the quarter were $3.6 million, up from $3.0 million for the fiscal 2005 fourth quarter, and down from $4.0 million in the fiscal 2006 third quarter.

•	The net loss for the fiscal 2006 fourth quarter decreased to $2.5 million from $2.8 million for the fiscal 2005 fourth quarter and $3.1 million in the fiscal 2006 third quarter. The net loss per common share was $0.23 for the quarter on 11.2 million weighted-average shares outstanding, compared with $0.30 for the fiscal 2005 fourth quarter on 9.6 million weighted-average shares outstanding. Included in the net loss and the net loss per share for the fourth quarter of fiscal 2006 is a charge of $98,000, or approximately $0.01, respectively, related to stock-based compensation expense pursuant to SFAS No. 123(R).

“Overall product demand remains strong and we are confident in our ability to grow revenue and continue to gain market share in the rapidly growing PT/INR market,” said Jim Merselis, President and CEO of HemoSense. “In fact, the market demand level to-date in the first quarter of fiscal 2007, meaning shipments made so far in the quarter and orders in-house for shipment later, is ahead of the revenue for the entire fourth quarter of fiscal 2006.. We are also encouraged with our progress and recent developments. In October, we signed an agreement to supply our INRatio system to all CheckUps medical clinics located in Wal-Mart stores. We also made two new additions to our senior management team, including the appointment of Gordon Sangster as CFO, and Bill Dippel as EVP of Operations and Research & Development.

“Additionally, the FDA has required the manufacturer of Coumadin to add a label alerting patients to the potential health risks associated with warfarin when dosage levels are not properly managed,” Mr. Merselis added. “This new labeling further highlights the importance of frequent PT/INR testing to manage dosage levels to ensure warfarin patients’ blood coagulation levels are maintained within their therapeutic range. We continue to work with our manufacturers and distributors to offer warfarin patients convenient and accurate PT/INR testing through our easy-to-use INRatio system.”

HemoSense reported cash, cash equivalents and short-term investments of $9.7 million as of September 30, 2006.

Year-to-Date Financial Results

For the fiscal year ended September 30, 2006, total revenue was $16.3 million, an increase of 85% from $8.8 million in fiscal 2005. Fiscal 2006 domestic revenue was $13.3 million, an increase of 105% over fiscal 2005, and international revenue was $3.0 million, an increase of 30% over the prior fiscal year. Total revenue for fiscal 2006 included $4.7 million in meters and accessories revenue and $11.6 million in test strip revenue, up 23% and 134%, respectively, from fiscal 2005.

Gross profit for fiscal 2006 was $4.4 million, up from a gross loss of $603,000 in fiscal 2005. Operating expenses were $14.6 million, an increase of 47% compared with operating expenses of $10.0 million in fiscal 2005. The net loss was $10.9 million, compared with $11.7 million for fiscal 2005.

Fiscal Year 2007 Financial Guidance

HemoSense today introduced financial guidance for its fiscal year ending September 30, 2007. The Company anticipates fiscal 2007 total revenue to be in the range of $23.0 million to $25.0 million, representing growth of 41% to 54%. HemoSense also expects the fiscal 2007 net loss to be in the range of $5.6 million to $6.6 million, which includes $420,000 in stock-based compensation expense. The net loss per common share is expected to be $0.50 to $0.59 based on approximately 11.2 million average common shares outstanding.

Conference Call Information

Management will host an investment community conference call beginning today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and to answer questions.

Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 634-1178 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 9167445.

The live conference call will also be available via the Internet on the Investor Relations section of the Company’s Web site at www.hemosense.com. A recording of the call will be available on the Company’s Web site for 30 days following the completion of the call.

About HemoSense

HemoSense develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio® system, used by healthcare professionals and patients themselves, consists of a small monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, forward-looking statements include those relating to executing the Company’s business strategy to increase market penetration and improve revenue, and financial guidance for fiscal 2007, are forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. The Company’s fiscal 2006 fourth quarter financial results are preliminary and unaudited, and are subject to adjustment. Further information on the Company’s business, prior financial results and risk factors are detailed in its filings with the SEC, including its including its Form 10-Q for the quarter ended June 30, 2006 filed on August 11, 2006. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

HemoSense, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005
Revenue	$4,208	$2,897	$16,257	$8,768
Cost of goods sold	3,026	2,545	11,906	9,371

Gross profit (loss)	1,182	352	4,351	(603)

Operating expenses:
Research and development	815	453	2,728	1,259
Sales and marketing	1,945	1,856	7,899	6,733
General and administrative	815	641	3,996	1,962

Total operating expenses	3,575	2,950	14,623	9,954

Loss from operations	(2,393)	(2,598)	(10,272)	(10,557)

Interest income	130	112	580	130
Interest and other expense, net	(260)	(348)	(1,193)	(1,319)

Net loss	$(2,523)	$(2,834)	$(10,885)	$(11,746)

Net loss per share:
Basic and diluted	$(0.23)	$(0.30)	$(0.99)	$(4.26)

Shares used to compute loss per share:
Basic and diluted	11,205	9,594	11,030	2,758

HemoSense, Inc.

Balance Sheets

(In thousands)

	September 30, 2006	September 30, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,789	$3,598
Short term investments	7,939	7,943
Accounts receivable	3,148	2,087
Prepaid expenses and other current assets	371	714
Inventories	2,731	2,744

Total current assets	15,978	17,086

Property and equipment, net	501	512
Technology licenses and prepaid royalties	245	1,179
Other assets	126	226

Total assets	$16,850	$19,003

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,142	$1,029
Accrued expenses and other liabilities	1,751	1,159
Capital lease, current portion	37	37
Borrowings, current portion	2,353	2,000

Total current liabilities	5,283	4,225
Capital lease, net of current portion	16	52
Borrowings, net of current portion	2,476	4,714
Other liabilities	398	—

Total liabilities	8,173	8,991

Shareholders’ equity:

Common stock	11	10
Additional paid-in capital	66,739	57,191
Unrealized loss on investments	(2)	(3)
Accumulated deficit	(58,071)	(47,186)

Total shareholders’ equity	8,677	10,012

Total liabilities and shareholders’ equity	$16,850	$19,003

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